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                                                                    EXHIBIT 23.1


          CONSENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form SB-2 of Aethlon Medical, Inc. of our report dated July 12, 2007, 2007, relating to the consolidated balance sheet of Aethlon Medical, Inc. as of March 31, 2007(beta) and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period then ended and for the period from January 31, 1984 (Inception) to March 31, 2007. We also consent to the reference to our Firm under the caption "Experts".


/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP
August 14, 2007
Newport Beach, California